Exhibit 99.1

Hertz Announces Departure of Chief Financial Officer

ESTERO, Fla., March 27, 2023 – Hertz Global Holdings, Inc. (Nasdaq: HTZ) today announced that it has appointed Alexandra Brooks, its Chief Accounting Officer, as interim Chief Financial Officer effective April 1, 2023. Ms. Brooks will replace Kenny Cheung, who is leaving the company to pursue another professional opportunity in a different industry.

Hertz is initiating a formal search process for the selection of its permanent Chief Financial Officer. Mr. Cheung will remain at the company until April 14, 2023, to support the first quarter financial closing process and ensure an orderly transition to Ms. Brooks.

“I would like to thank Kenny for his contributions to Hertz and we wish him the best in his future endeavors,” said Stephen Scherr, Chair and Chief Executive Officer of Hertz.

“It has been a privilege to be the CFO of Hertz over the last two and a half years and to close my career at the company on a positive note at the end of this quarter,” said Kenny Cheung. “I am confident that under Stephen’s leadership, Hertz is well-positioned to deliver on its strategic priorities and create long-term value for shareholders.”

About Hertz

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

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Contact: Hertz Media Relations, mediarelations@hertz.com